CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-179050) and related Prospectus of Vanguard Natural Resources, LLC for the registration of Vanguard Natural Resources, LLC common units representing limited liability company interests, debt securities, guarantees of debt securities, and series A cumulative redeemable perpetual preferred units and to the incorporation by reference therein of our report dated February 28, 2011, with respect to the consolidated financial statements of Encore Energy Partners LP incorporated by reference in the Form 8-K/A of Vanguard Natural Resources, LLC dated January 9, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Fort Worth, Texas

June 11, 2013